                                  EXHIBIT 11.1

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
              STATEMENT RE:  COMPUTATION OF NET INCOME PER SHARE,
                  PRIMARY and FULLY DILUTED EARNINGS PER SHARE

                   ($ in thousands, except per share amounts)


                                                         Three Months
                                                             Ended
                                                        March 31, 1996
                                                        --------------
Net income                                                   $4,460
                                                             ======

Net income per share (1)                                     $ 0.30

Primary and fully diluted earnings per share (2)             $ 0.29

1) Net income per share was calculated based on the weighted average shares outstanding of 14,963,313 for the three months ended March 31, 1996.

2) Primary and fully diluted earnings per share was calculated based on weighted average shares outstanding of 15,444,367 and 15,466,403, respectively, which assumes the exercise of options covering 802,234 shares and computes incremental shares using the treasury stock method.